UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

MICROVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21221	91-1600822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19910 North Creek Parkway

Bothell, Washington 98011

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (425) 415-6847

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective July 18, 2005, Stephen R. Willey will cease serving Microvision, Inc. (the “Company”) as its President, but will continue to serve the Company as its President, Consumer Solutions. Mr. Willey’s change of position was approved by the Company’s Board of Directors on June 30, 2005.

The Company issued a press release with respect to Mr. Willey’s change of position on July 7, 2005 which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c) The Company has entered into an employment agreement with Alexander Y. Tokman effective as of July 18, 2005 (the “Agreement”) pursuant to which Mr. Tokman will become the Company’s President and Chief Operating Officer. The Company also agreed to appoint Mr. Tokman, age 43, to the Board of Directors within 6 months of his hire date. Prior to joining the Company, from 2003 to 2005, Mr. Tokman was the General Manager of the Global Molecular Imaging & Radiopharmacy center of GE Healthcare, a unit of the General Electric Company focused on the development of products and services in the medical technology industry. In 2003, Mr. Tokman served as Business Manager of the Molecular Medicine Initiatives division of GE Healthcare, and, from 2000 to 2003, served as the Global Products Manager of the PET/CT Segment of GE Healthcare. Mr. Tokman holds an M.S. and a B.S. in Electrical Engineering from the University of Massachusetts.

The Agreement has a three year term and will be automatically renewed for successive one year periods unless either party provides notice of intent not to renew at least 90 days prior to the end of the initial term or a renewal term, as applicable. The Agreement provides for an initial base salary of $300,000 per year with 5 percent increases per year thereafter and participation in the Company’s employee benefit plans. Mr. Tokman will be eligible to earn an annual bonus with a target equivalent to 50% of his base salary (the “Target Bonus”). The Company granted Mr. Tokman an option to purchase, at fair market value, 300,000 shares of common stock of the Company, 60,000 shares of which vested immediately and 60,000 shares of which will vest on each anniversary of the effective date of the Agreement, subject to the terms of the Agreement. The option was granted pursuant to the terms of the Company’s 1996 Stock Option Plan. The Agreement includes one-year non-competition and non-solicitation undertakings following termination of employment.

If the Company terminates the employment agreement other than for cause, as defined in the Agreement, or if Mr. Tokman terminates his employment for good reason, as defined in the Agreement, Mr. Tokman will be entitled to severance pay in an amount equal to 18 months of base salary, at the rate in effect at the date of termination, plus an amount equal to the Target Bonus. If a change of control occurs and the Company terminates Mr. Tokman’s employment other than for cause within two years of such change of control, or if Mr. Tokman terminates his employment for good reason within six months of such change of control, then, instead of the severance benefits described above, Mr. Tokman will be entitled to an amount equal to two times the sum of one year of base salary, at the rate in effect at the date of termination, plus an amount equal to the Target Bonus, payable within ten business days after the Company receives an executed release from Mr. Tokman. In addition, 100% of the shares under the option granted pursuant to the employment agreement will become exercisable. The Company is obligated to pay Mr. Tokman a tax gross-up payment in respect of any payments made under the Agreement.

On June 30, 2005, the Company’s Board of Directors elected Mr. Tokman to the office of President and Chief Operating Officer, effective upon his commencement of employment with the Company. The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company issued a press release with respect to the employment agreement with Mr. Tokman on July 7, 2005 which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

10.1	Employment Agreement effective as of July 18, 2005 between Microvision, Inc. and Alexander Y. Tokman.

99.1	Microvision, Inc. Press Release Regarding Stephen R. Willey dated as of July 7, 2005.

99.2	Microvision, Inc. Press Release Regarding Alexander Y. Tokman dated as of July 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROVISION, INC.

By:	/s/ Thomas M. Walker
Thomas M. Walker
Vice President, General Counsel & Secretary

Date: July 7, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement effective as of July 18, 2005 between Microvision, Inc. and Alexander Y. Tokman.

99.1	Microvision, Inc. Press Release Regarding Stephen R. Willey dated as of July 7, 2005.

99.2	Microvision, Inc. Press Release Regarding Alexander Y. Tokman dated as of July 7, 2005.